Exhibit 12.4


                                            SALTON SEA ROYALTY COMPANY
                                        Ratio of Earnings to Fixed Charges

                                       (Amounts in Thousands, except ratio)

                                                                           Three Months Ended
                                                                                March 31,                          Year Ended
                                                                       ----------------------------               December 31,
                                                                        1996                   1995                   1995
                                                                       ------                  ----               ------------
Pre-tax income from continuing operations                              1,306                  2,385                  5,565
Capitalized interest, net of amortization
                                                                    --------               --------               --------
                                                                       1,306                  2,385                  5,565
Fixed Charges:
    Interest expense and amortization of
       deferred finance charges on all indebtedness                    1,358                  1,540                  4,757

    Interest portion of lease rentals                               --------               --------               --------
       Total fixed charges                                             1,358                  1,540                  4,757
                                                                    --------               --------               --------
Earnings before income taxes, and fixed charges                        2,664                  3,925                 10,322
                                                                    ========               ========               ========
Ratio of earnings to fixed charges                                      1.962                  2.549                2.170